      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1995
                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                       MICHIGAN CONSOLIDATED GAS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   MICHIGAN                                     38-0478040
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                              500 GRISWOLD STREET
                            DETROIT, MICHIGAN 48226
                    (Address of principal executive offices)
                                 (313) 965-2430
              (Registrant's telephone number including area code)
                               ------------------
                             SUSAN K. MCNISH, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                       MICHIGAN CONSOLIDATED GAS COMPANY
                              500 GRISWOLD STREET
                            DETROIT, MICHIGAN 48226
                                 (313) 965-2430
           (Name, address and telephone number of agent for service)
                               ------------------

                                    Copy To:
                             WILLIAM S. LAMB, ESQ.
                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 WEST 55TH STREET
                         NEW YORK, NEW YORK 10019-5389
                                 (212) 424-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                        CALCULATION OF REGISTRATION FEE

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- ----------------------------------------------------------------------------------------------------

                                                 PROPOSED           PROPOSED
                                                 MAXIMUM            MAXIMUM
 TITLE OF EACH CLASS OF        AMOUNT            OFFERING          AGGREGATE           AMOUNT OF
       SECURITIES               TO BE             PRICE             OFFERING         REGISTRATION
    TO BE REGISTERED         REGISTERED          PER UNIT            PRICE                FEE
- ----------------------------------------------------------------------------------------------------
First Mortgage Bonds....    $150,000,000          100%*           $150,000,000          $51,724
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION DATED MAY 4, 1995

PROSPECTUS

                       MICHIGAN CONSOLIDATED GAS COMPANY
                              FIRST MORTGAGE BONDS

                            ------------------------

     Michigan Consolidated Gas Company ("MichCon" or the "Company") from time to time may offer, in an aggregate principal amount not to exceed $150,000,000, its First Mortgage Bonds (the "New Bonds"). The New Bonds will be issued in one or more series under one or more future supplemental indentures or as may be created pursuant to resolutions of the Board of Directors of the Company. In addition, the New Bonds may be offered with the same or various maturities, and at prices and terms to be determined at the time of sale. Certain terms of the New Bonds including, where applicable, the specific designation, aggregate principal amount, interest rate, interest payment dates, maturity, public offering price, any redemption terms or other specific terms of each series of New Bonds in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements (a "Prospectus Supplement").

     MichCon may sell the New Bonds to or through underwriters, through dealers, directly to one or more institutional purchasers or through agents. See "Plan of Distribution". Underwriters may include Merrill Lynch & Co. (Merrill Lynch, Pierce, Fenner & Smith Incorporated) or such other underwriter or underwriters as may be designated by MichCon, or an underwriting syndicate represented by one or more of such firms. Such firms may also act as agents. The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the proceeds to MichCon from such sale.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is           , 1995.

                             AVAILABLE INFORMATION

     MichCon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room; Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain MichCon securities are listed on the New York Stock Exchange where reports, proxy statements and other information concerning MichCon may be inspected. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the SEC under the Securities Act of 1933 and to which reference is hereby made.
                           -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus and made a part hereof the following documents heretofore filed with the SEC pursuant to the 1934 Act:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

          2. The Company's Report on Form 8-K, dated March 14, 1995.

     All documents filed by MichCon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     MichCon hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to:
Investor Relations, MCN Corporation, 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  THE COMPANY

     MichCon is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. The Company is engaged in the natural gas distribution and transmission business in the State of Michigan and serves more than 1.1 million customers. MichCon is a wholly-owned subsidiary of MCN Corporation, a Michigan corporation.

     At December 31, 1994, MichCon and its subsidiaries employed 3,273 persons.

     The mailing address of MichCon's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 965-2430.

                                USE OF PROCEEDS

     Except as otherwise stated in the applicable Prospectus Supplement, net proceeds from the sale of the New Bonds offered hereby will be used for the acquisition of property; the construction, completion, extension or improvement of facilities; working capital requirements; the improvement or maintenance of service; the discharge or lawful retirement of short or long-term debt and borrowings made or expected to be made; and for other corporate purposes. Specific allocations of proceeds for such purposes have not been made at this time. Funds may be borrowed in anticipation of future requirements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MichCon's earnings to fixed charges for the periods indicated.

                                                                       YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                 1994    1993    1992    1991    1990
                                                                 ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1) and (2).................   3.26    3.58    2.99    2.53    2.37

- -------------------------
(1) The Company is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

(2) For the purpose of computing these ratios, earnings consists of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

                          DESCRIPTION OF THE NEW BONDS

     The following description sets forth certain general terms and provisions of the New Bonds to which any Prospectus Supplement will relate. The particular terms of the New Bonds offered by any Prospectus Supplement will be described in such Prospectus Supplement. The statements made herein are a summary only, do not purport to be complete, and are subject to the detailed provisions of the Twenty-ninth Supplemental Indenture dated as of July 15, 1989 providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944 which became effective on April 1, 1994 upon the retirement of all bonds issued prior to March 1, 1987 and upon the filing of the required certificates with the Trustee by the Company (the "Indenture"). The bonds of all series issued, or which may be issued, under the Indenture are hereinafter referred to as the "Bonds".

     This summary incorporates by reference certain Articles and Sections of the Indenture and the supplemental indentures referred to below and is qualified in its entirety by such reference. Terms defined in the Indenture and supplemental indentures are used in this summary without definition.

GENERAL

     The New Bonds will constitute one or more new series of Bonds under the Indenture, under which 4 series are currently outstanding. The Trustees under the Indenture are Citibank, N.A., New York, N.Y. (the "Trustee") and Robert T. Kirchner (collectively, the "Trustees").

     The New Bonds will be offered on a continuing basis and will mature nine months or more from the Issue Date (hereinafter defined) as selected by the purchaser and agreed to by MichCon. Each New Bond will bear interest at a fixed or variable rate selected by the purchaser and agreed to by MichCon.

     Reference is made to the applicable Prospectus Supplement for the following terms of the New Bonds (1) the specific designation and series of such New Bonds; (2) the purchase price of such New Bonds (the "Issue Price"), which may be expressed as a percentage of the principal amount at which such New Bonds will be issued; (3) the date on which such New Bonds will be issued (the "Issue Date"); (4) the date or dates on which the principal of such New Bonds will be payable (the "Maturity Date"); (5) the rate(s) per annum at which such New Bonds will bear interest (the "Interest Rate") if any, or the method of determination of such rate; (6) the date from which any such interest shall accrue; (7) the terms of redemption, if any; and (8) any other terms of such New Bonds not inconsistent with the provisions of the Indenture.

     The New Bonds will be issued as fully registered bonds without coupons. If so provided in the Prospectus Supplement, the Company may provide for the issuance of uncertificated bonds in addition to or in place of certificated bonds. The New Bonds will be exchangeable by holders for New Bonds of the same aggregate principal amount, but of different authorized denomination or denominations, which have the same Issue Date, Maturity Date, Interest Rate, and redemption provisions, if any. Such exchanges are to be made without service charge (other than any stamp tax or other governmental charge.)

SECURITY AND PRIORITY

     The Indenture constitutes a first mortgage lien (subject to exceptions and reservations set forth therein, to "permissible encumbrances", and to various matters specified under "Business; Franchises" and "Properties" in MichCon's Form 10-K) upon substantially all of the fixed property and franchises of MichCon, consisting principally of gas distribution and transmission lines and systems, underground storage fields and buildings, including property of the character initially mortgaged which has been or may be acquired by MichCon subsequent to the execution and delivery of the Indenture. It prohibits creation of prior liens upon the mortgaged property, other than "permissible encumbrances", but, within specified limitations in certain cases, property may be acquired subject to preexisting liens or purchase money and other liens created at the time or in connection with the acquisition of such property. The property excepted from the lien of the Indenture consists principally of cash (unless deposited with the Trustee under the Indenture), accounts receivable, gas stored in reservoirs except to the extent specially pledged, materials and supplies, securities, vehicles and leases. (Granting Clauses, Part II, Article I and Section 5.08, 5.10 and 5.11.)

     The New Bonds will rank equally and ratably (except as to sinking fund and other analogous funds established for the exclusive benefit of a particular series) with all Bonds, regardless of series, from time to time issued and outstanding under the Indenture.

RELEASE OF PROPERTY

     Unless an event of default shall have occurred and be continuing, the Company is entitled to possess, use and enjoy all the property and appurtenances, franchise and rights conveyed by the Indenture. Subject to various limitations and requirements, the Company may obtain a release of any part of the mortgaged property, except prior lien bonds, upon receipt by the Trustee of cash, as adjusted, equal to the consideration, if any, received or to be received from the sale, surrender or other disposition of the property to be released or the then fair value thereof (which ever shall be greater). (Article VII.)

ISSUANCE OF ADDITIONAL BONDS

     Additional Bonds may be issued under the Indenture in principal amounts (unlimited except as provided by law) equal to:

          (1) 70% of the cost or fair value to the Company, whichever is less, of unbonded net property additions made after December 31, 1943 (subject to deductions in certain cases, if such net property additions secure prior lien bonds); and

          (2) the sum of the principal amount of Bonds previously issued under the Indenture, and of prior lien bonds theretofore deducted under the Indenture, which have been retired or are then being retired and have not theretofore been bonded; and

          (3) the amount of cash deposited with the Trustee for such purpose.

     Bonds may be issued on the basis of net property additions which include substantially all utility property subject to the Indenture (Part II, Article
III) or deposit of cash only if net earnings available for interest and depreciation (before deduction for income taxes) for any specified 12 consecutive calendar months within the preceding 15 months equal 2 1/2 times annual interest charges on the Bonds and any prior lien bonds. Such earnings requirement need not be met where Bonds are to be issued against Bonds or prior lien bonds which have been or are being retired as described in (2) above if the Bonds to be issued bear interest at a lower rate than the Bonds or prior lien bonds which have been or are to be retired, or if the proceeds from the Bonds to be issued are used to refund Bonds or prior lien bonds which have been retired within two years prior to such issuance unless additional Bonds requiring an earnings certificate have been issued in the period between the retirement of the retired Bonds and the issuance of the New Bonds.

     As of December 31, 1994, MichCon had approximately $796 million of unbonded net property additions, which would entitle it to issue approximately $557 million principal amount of additional Bonds on the basis of unbonded net property additions as discussed under (1) in the second preceding paragraph, and had further additional capacity to issue $145 million principal amount of New Bonds on the basis of Bonds previously issued under the Indenture, which have been retired and have not theretofore been bonded as discussed under (2) in the second preceding paragraph. The New Bonds will be issued upon the basis of 70% of the cost or fair value of unbonded net property additions as discussed under
(1) in the second preceding paragraph, upon the basis of retired Bonds, as discussed under (2) in the second preceding paragraph and/or cash deposited with the Trustee for such purpose, as discussed under (3) in the second preceding paragraph.

WITHDRAWAL OF CERTAIN CASH

     Cash deposited with the Trustee as a basis for the issuance of additional Bonds may be withdrawn by MichCon in amounts described in (1) and (2) under "Issuance of Additional Bonds". (Part II, Section 8.01.)

DEFEASANCE

     The Company may require the discharge of the Indenture or treat a series of Bonds as no longer outstanding thereunder if: (1) the Company deposits with the Trustee monies or certain obligations of the United States of America or certain securities which are guaranteed by, or backed by obligations of, the United States of America, in an amount sufficient to pay, when due, the principal, premium if any, and any interest due and to become due; and (2) the Company delivers an opinion of counsel to the effect that registration is not required under the Investment Company Act of 1940, applicable laws are not violated, and such discharge will not result in a taxable event with respect to the Bonds the payment of which is being provided for. In such event, the obligation of the Company duly and punctually to pay and cause to be paid the principal, premium, if any, and interest in respect of such Bonds shall be completely discharged. Thereafter, the holders of such Bonds shall be entitled to payment only out of funds on deposit with the Trustee as aforesaid for their payment. (Part II, Article XVI.)

MODIFICATION OF INDENTURE

     In general, modifications or alterations of the Indenture and indentures supplemental thereto and of the rights or obligations of the Company and of the bondholders, as well as waivers of compliance with the Indenture or indentures supplemental thereto, may be made with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the Bonds adversely affected. No such modification, alteration or waiver may be made which will (1) permit the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any Bond, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, or the interest or the premium (if any) on, any Bond, or affect the right of any bondholder to institute suit for the enforcement of any such payment on or after the due date thereof, (2) otherwise than as permitted by the Indenture, permit the creation of any lien ranking prior or equal to the lien of the Indenture with respect to any of the mortgaged properties or (3) permit the reduction of the percentage of Bonds required for the making of any such modification, alteration or waiver. (Part II, Article XIV.)

CONCERNING THE TRUSTEES

     The Trustee (Citibank, N.A.) has acted as paying agent on the outstanding Bonds and will act in the same capacity with respect to the New Bonds. It is also a depositary of funds of the Company. Robert T. Kirchner is Individual Trustee. Mr. Kirchner is an Officer of Citibank, N.A.

DEFAULT AND NOTICE THEREOF TO BONDHOLDERS

     The Indenture provides that, in case of an event of default as defined therein, the Trustee or the holders of not less than 25% in principal amount of the Bonds may declare the principal and all accrued and unpaid interest of all Bonds, if not already due, to be immediately due and payable. The Trustee, upon request of the holders of a majority in principal amount of the outstanding Bonds, shall waive such default and rescind any such declaration if such default is cured. The holders of a majority in principal amount of the Bonds shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees and of exercising any power or trust conferred upon the Trustees, but under certain circumstances, the Trustees may decline to follow such directions or to exercise certain of their powers.

     Bondholders have no right to enforce any remedy under the Indenture unless the Trustees have first had a reasonable opportunity to do so following notice of default to the Trustee and request by the holders of 25% in principal amount of the Bonds for action by the Trustees with offer of indemnity satisfactory to the Trustees against cost, expenses and liabilities that may be incurred thereby, but this provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on his Bond when due. (Part II, Article IX.)

     The Indenture provides that the following shall constitute events of default: failure to pay any installment of interest on any Bond when due and payable, and continuance of such failure for 60 days; failure to pay the principal of any Bond when due and payable, whether at maturity, in connection with any sinking fund payment, or otherwise; failure to pay any installment of interest on any prior lien bonds, and continuance of such failure for the period of grace, if any, specified in the prior lien securing such bonds; failure to pay any installment applied to the purchase or redemption of any Bond, and continuance of such failure for 60 days; failure to pay the principal of any prior lien bond when due and payable, whether at maturity or otherwise; failure on the part of the Company to perform or observe any other covenant, agreement or condition contained in the Indenture or any indenture supplemental thereto or in the Bonds or any prior lien bonds, continuance of such failure for 90 days after written notice to the Company by the Trustee or by the holders of not less than 25% in principal amount of the Bonds; and insolvency or bankruptcy, receivership or similar proceedings initiated by the Company, or initiated against the Company and not dismissed or stayed within 45 days; and failure to renew or extend its corporate charter upon or prior to the expiration of such under the provision of its Articles of Incorporation or of law.

     The Indenture provides that the Trustees shall give to the bondholders notice of the happening of a default known to them within 90 days after the occurrence thereof (disregarding any period of grace in the defaults referred to above) unless such default shall have been cured, but except in case of default in the payment of principal, premium, if any, or interest on the Bonds or in the payment of any sinking fund installment, the Trustees may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the bondholders. (Part II, Sections 9.01 and 12.03.)

BOOK-ENTRY NOTES

     The New Bonds may be issued in whole or in part in the form of one or more Global Securities (a "Global Note" or "Book-Entry Note") registered in the name of such depositary as will be specified in the

Prospectus Supplement (the "Depositary"). Upon issuance, all Book-Entry Notes having the same Issue Date, Maturity Date, Interest Rate and redemption provisions will be represented by a single Global Note. Each Global Note will be deposited with, or on behalf of, the Depositary. Book-Entry Notes will not be exchangeable for certificated New Bonds and will not otherwise be issuable as certificated New Bonds unless the use of the book-entry system is discontinued. Unless and until it is exchanged in whole or in part for the individual New Bonds represented thereby, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

                                 LEGAL OPINIONS

     The legality of the New Bonds offered hereby will be passed upon for the Company by Susan K. McNish, General Counsel and Secretary of MichCon and for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019-5389. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal service to MichCon.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from MichCon's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to MichCon's adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions"), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of the New Bonds (i) through underwriters;
(ii) through dealers; (iii) directly to one or more institutional purchasers; or
(iv) through agents. A Prospectus Supplement will set forth the terms of the offering of the New Bonds offered thereby, including the name or names of any underwriters, dealers, purchasers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such New Bonds may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement or a related pricing supplement, if applicable, will be deemed to be underwriters, dealers or agents in connection with the New Bonds offered thereby, and if any of the firms expressly referred to below is not named in such Prospectus Supplement or a related pricing supplement, then such firm will not be a party to the underwriting or distribution agreement in respect of such New Bonds, will not be purchasing any such New Bonds from the Company and will have no direct or indirect participation in the underwriting or other distribution of such New Bonds, although it may participate in the distribution of such New Bonds under circumstances entitling it to a dealer's commission.

     If underwriters are used in the sale, the New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters (which may include Merrill Lynch & Co. (Merrill Lynch, Pierce, Fenner & Smith Incorporated), or such other underwriter or underwriters as may be designated by the Company) or directly by one or more underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Bonds offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such New Bonds if any are purchased.

     New Bonds may be sold directly by the Company or through any firm designated by the Company, from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH AN OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

           ------------------------

             TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges....     3
Description of the New Bonds..........     3
Legal Opinions........................     7
Experts...............................     7
Plan of Distribution..................     7

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

               MICHIGAN CONSOLIDATED
                    GAS COMPANY

                FIRST MORTGAGE BONDS

             ---------------------------

                     PROSPECTUS
             ---------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                   DESCRIPTION
- ----------------------------------------------------------------------------------
Securities and Exchange Commission Filing Fee.....................................   $ 51,724
Mortgage Recording Fees...........................................................      5,000*
Printing and Engraving............................................................     30,000*
Trustee Services..................................................................     60,000*
Legal Services....................................................................     30,000*
Accounting Services...............................................................     45,000*
Rating Agency Fees................................................................    125,000*
Miscellaneous.....................................................................     28,276*
                                                                                     --------
     Total........................................................................   $375,000
                                                                                     ========

- -------------------------
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-Laws and the Michigan Business Corporation Act ("MBCA") permit the Company's officers and directors to be indemnified under certain circumstances for expenses and, in some instances, for judgments, fines or amounts paid in settlement of civil, criminal, administrative and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933. There is directors' and officers' liability insurance presently outstanding which insures the directors and officers of the Company against claims arising out of the performance of their duties. Any agreement relating to the issuance and sale of the New Bonds may provide for indemnification by the underwriters, dealers or agents of the directors and officers of the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

     MichCon has entered into indemnification contracts with each officer and director of MichCon that contain provisions similar to the provisions of the MBCA referred to above.

ITEM 16. LIST OF EXHIBITS.

EXHIBIT
  NO.                                          DESCRIPTION
- -------                                        -----------
    1-1    Form of Distribution Agreement (to be filed on a subsequent Form 8-K).
    4-1    Twenty-ninth Supplemental Indenture dated July 15, 1989 (Exhibit 4-1 to Form 8-K dated July 27, 1989); Thirtieth Supplemental Indenture dated as of September 1, 1991
           (Exhibit 4-1 to Form 8-K dated September 27, 1991); Thirty-first Supplemental
           Indenture (Exhibit 4-1 to Form 8-K dated February 28, 1992); and Thirty-second
           Supplemental Indenture (Exhibit 4-1 to 1992 Form 10-K).
    4-2    Thirty-Third Supplemental Indenture relating to the New Bonds.*
    5-1    Opinion of Susan K. McNish, General Counsel and Secretary for MichCon.*
   12-1    Computation of Ratio of Earnings to Fixed Charges.*
   23-1    Independent Auditors' Consent -- Deloitte & Touche LLP.*
   23-2    Consent of Susan K. McNish, General Counsel and Secretary of MichCon (included in
           Exhibit 5-1).
   24-1    Powers of Attorney.*
   24-2    Board resolution authorizing issuance of First Mortgage Bonds.*
   25-1    Statement of Eligibility and Qualification of Citibank, N.A. and Robert T.
           Kirchner.*

- -------------------------
 * Indicates documents filed herein.

** Exhibit number reference to MichCon's 1980 Annual Report on Form 10-K.

References are to MichCon (File No. 1-7310) for documents incorporated by reference.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in this Registration Statement;

        (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (e) That, insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions of the Company's By-Laws, the Michigan Business Corporation Act or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be covered by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on May 4, 1995.

                                          MICHIGAN CONSOLIDATED GAS COMPANY

                                          By:       /s/ DAVID R. NOWAKOWSKI
                                            ------------------------------------
                                                    DAVID R. NOWAKOWSKI
                                                  Controller, Treasurer and
                                                  Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

                                                              TITLE                     DATE
                                                              -----                     ----
                      *                         Director, Chairman                  May 4, 1995
- ---------------------------------------------
            Alfred R. Glancy III

                      *                         Director, President and             May 4, 1995
- ---------------------------------------------     Chief Executive Officer
              Stephen E. Ewing

           /s/ DAVID R. NOWAKOWSKI              Controller, Treasurer and           May 4, 1995
- ---------------------------------------------     Chief Accounting Officer
             David R. Nowakowski

                      *                         Director, Senior Vice President,    May 4, 1995
- ---------------------------------------------     Gas Operations
               Carl J. Croskey

                      *                         Director                            May 4, 1995
- ---------------------------------------------
            William K. McCrackin

                      *                         Director                            May 4, 1995
- ---------------------------------------------
             Daniel L. Schiffer

                      *                         Director, Senior Vice President,    May 4, 1995
- ---------------------------------------------     Corporate Resources
              John E. vonRosen

    *By: /s/ DAVID R. NOWAKOWSKI
- ---------------------------------------------
             David R. Nowakowski
              Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT
  NO.                           DESCRIPTION
- -------                         -----------

1-1   Form of Distribution Agreement (to be filed on a subsequent Form 8-K).

4-1   Twenty-ninth Supplemental Indenture dated July 15, 1989
      (Exhibit 4-1 to Form 8-K dated July 27, 1989); Thirtieth Supplemental Indenture dated as of September 1, 1991 (Exhibit 4-1 to Form 8-K dated September 27, 1991); and Thirty-first Supplemental Indenture (Exhibit 4-1 to Form 8-K dated February 28, 1992); Thirty-second Supplemental Indenture (Exhibit 4-1 to 1992 Form 10-K).

4-2   Thirty-Third Supplemental Indenture relating to the New Bonds.*

5-1   Opinion of Susan K. McNish, General Counsel and Secretary for MichCon.*

12-1  Computation of Ratio of Earnings to Fixed Charges.*

23-1  Independent Auditors' Consent - Deloitte & Touche LLP.*

23-2 Consent of Susan K. McNish, General Counsel and Secretary of MichCon (included in Exhibit 5-1).

24-1  Powers of Attorney.*

24-2  Board resolution authorizing issuance of First Mortgage Bonds.*

25-1 Statement of Eligibility and Qualification of Citibank, N.A. and Robert T. Kirchner. *

- ---------------
 * Indicates documents filed herein.
** Exhibit number reference to MichCon's 1980 Annual Report on Form 10-K.

References are to MichCon (File No. 1-7310) for documents incorporated by reference.